                                 SCHEDULE 14A
                                (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement              / / Confidential, for Use of the
/X/ Definitive Proxy Statement                   Commission Only (as permitted
/ / Definitive Additional Materials              by Rule 14a-6(e)(2))
/ / Soliciting Material Pursuant to
    Rule 14a-11(c) or Rule 14a-12

                             Laclede Gas Company

               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

    /X/ No fee required.

    / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
        0-11.

    (1) TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

--------------------------------------------------------------------------------

    (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTIONS APPLIES:

--------------------------------------------------------------------------------

    (3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):

--------------------------------------------------------------------------------

    (4) PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:

--------------------------------------------------------------------------------

    (5) TOTAL FEE PAID:

--------------------------------------------------------------------------------

    / / Fee paid previously with preliminary materials.

    / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

--------------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

    (3) Filing Party:

--------------------------------------------------------------------------------

    (4) Date Filed:

--------------------------------------------------------------------------------

                                    [LOGO]
                              Laclede Gas Company


                                   NOTICE OF
                                ANNUAL MEETING
                                OF STOCKHOLDERS
                                      AND
                                PROXY STATEMENT


                               JANUARY 28, 1999

                              Laclede Gas Company

                               720 OLIVE STREET
                           ST. LOUIS, MISSOURI 63101

                             ---------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

    The Annual Meeting of Stockholders of Laclede Gas Company will be held at Marriott's Pavilion Hotel, One Broadway, St. Louis, Missouri, beginning at 10:00 a.m., Central Standard Time, on Thursday, January 28, 1999, for the following purposes:

    1. To elect three Directors, each to serve for a term of three years and until the respective successor shall be duly elected and qualified (see Proposal 1 on page 3).

    2. To ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the firm of independent public accountants to audit the accounts of the Company for the fiscal year ending September 30, 1999 (see Proposal 2 on page 13).

    3. To transact such other business as may properly come before said meeting, or any adjournment or adjournments thereof.

                                            By order of the Board of Directors,

                                                    MARY CAOLA KULLMAN,

                                                                  Secretary

St. Louis, Missouri
December 18, 1998

                             I M P O R T A N T

    We hope you will attend the Annual Meeting. If you are unable to be present, please sign, date and return the enclosed proxy as soon as possible. A return envelope, which does not require postage if mailed in the United States, is enclosed for your convenience.

    Stockholders representing a majority of Common Stock issued and outstanding must be present or represented by proxy in order to constitute a quorum. To ensure the presence of a quorum at this meeting, an early return of your proxy is solicited by the Board of Directors.

                              LACLEDE GAS COMPANY

                               720 OLIVE STREET

                           ST. LOUIS, MISSOURI 63101

                           ------------------------

                         P R O X Y   S T A T E M E N T

    This statement is furnished in connection with a solicitation of proxies by the Board of Directors of Laclede Gas Company (hereinafter called the Company) to be used at the Annual Meeting of Stockholders of the Company to be held on January 28, 1999, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Company's Annual Report for 1998, including financial statements, has been mailed to stockholders. The Company's proxy statement and form of proxy are being released to stockholders beginning on approximately December 18, 1998. Execution of the enclosed proxy given in response to this solicitation will not affect a stockholder's right to attend the meeting and to vote in person. Presence at the meeting of a stockholder who has signed a proxy does not in itself revoke a proxy. Any stockholder giving a proxy may revoke it any time before it is exercised by giving notice thereof to the Company in writing or in open meeting. Unless so revoked, the shares represented thereby will be voted in accordance with the specifications thereon.

    The Company has authorized 50 million shares of $1.00 Par Value Common Stock and on October 31, 1998, there were outstanding 17,627,987 shares. Only holders of Common Stock at the close of business on December 11, 1998, are entitled to notice of, and to vote at, the meeting. Generally, each share of Common Stock represents one vote; but in the election of Directors, stockholders have cumulative voting rights. If cumulative voting rights are exercised by any stockholder, he or she shall have the right to cast as many votes in the aggregate as shall equal the number of Common Stock shares so held by him or her in the Company, multiplied by the number of Directors to be elected. Each stockholder may cast the whole number of votes, either in person or by proxy, for one nominee, or distribute them among two or more nominees. To exercise cumulative voting rights, please indicate appropriate instructions on the face of the proxy. Unless directions on cumulative voting are specified in the proxy, the persons named in the form of proxy reserve the right to vote each proxy cumulatively and for the election of less than all the nominees, but they do not presently intend to do so unless candidates other than those named herein for Directors are duly proposed at the meeting.

    Stockholders representing a majority of the Common Stock issued and outstanding must be present or represented by proxy to constitute a quorum. With regard to the election of Directors, since three Directors are to be elected, the three nominees receiving the greatest number of affirmative votes will be deemed elected; therefore, shares represented by proxies which are marked "WITHHOLD AUTHORITY" will have no effect. If a stockholder excepts from the proxy one or more Director nominees, all votes represented by the shares held by such stockholder shall, unless otherwise specifically stated, be allocated as evenly as possible for and among the remaining nominees. With regard to Proposal 2, or any other matters properly brought before this meeting, approval requires the affirmative vote of a majority of the shares entitled to vote and represented in person or by proxy at this meeting (unless a greater affirmative vote is required by the Company's Articles of Incorporation or by state law). Shares represented by proxies which are marked "ABSTAIN" or which deny discretionary authority on any other matters will be counted as shares present for purposes of determining quorum; such shares will also be treated as shares present and entitled to vote on Proposal 2 and any such other matters, which will have the same effect as a vote against Proposal 2 and any such other matters. Proxies relating to "street name" shares which are not voted by brokers on one or more, but less than all, matters will be considered present at the Annual Meeting for purposes of determining quorum, but will not be treated as shares represented at the meeting as to such matter(s) not voted on, and therefore will not have the effect of either an affirmative or negative vote, except where the vote of the holders of a majority of outstanding Common Stock is required.

    When a stockholder participates in the Company's Dividend Reinvestment and Stock Purchase Plan, the proxy to vote shares registered in the stockholder's own name will include those shares held for the stockholder in the Dividend Reinvestment and Stock Purchase Plan. If the stockholder does not send any proxy to vote the shares registered in his or her own name, the shares held for the stockholder in the Dividend Reinvestment and Stock Purchase Plan will, unless such stockholder attends the meeting and votes in person, not be voted or counted for the purpose of determining a quorum.

                            STOCKHOLDERS' PROPOSALS

    Stockholders' proposals to be considered for inclusion in the Company's proxy statement under the Securities and Exchange Commission's Rule 14-a8 must be submitted on a timely basis. Proposals for the 2000 Annual Stockholders' Meeting must be received by the Company no later than August 21, 1999. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company.

    In addition to the above requirements governing stockholder proposals to be included in the Company's Proxy Statement, stockholders who intend to submit a proposal for the 2000 Annual Meeting, and stockholders who intend to submit nominations for Directors for consideration at the meeting, must provide written notice of any such proposed action in accordance with the Company's By-laws. Such notice required by the By-laws should be addressed to the Secretary and must be received by the Secretary at the Company's principal executive offices by November 29, 1999 but not earlier than October 29, 1999 (not less than 60 days nor more than 90 days prior to January 28, 2000). The written notice must satisfy certain requirements specified in the Company's By-laws. A copy of the By-laws will be sent to any stockholder upon written request to the Secretary. Under the requirements provided in the above-referenced By-laws, the deadline for stockholders to submit proposals or Director nominations to be considered at the Annual Meeting of Stockholders on January 28, 1999 has passed.

PROPOSAL 1. ELECTION OF DIRECTORS

    It is the intention of the persons named in the enclosed form of proxy to vote such proxy FOR the election of the three nominees listed below for Directors for terms expiring in 2002. If any nominee becomes unavailable for any reason before the meeting (which is not anticipated), the proxies will be voted for a person to be selected by the Board of Directors of the Company.

                   INFORMATION ABOUT NOMINEES AND DIRECTORS

    The following information with respect to principal occupation or employment for the past five years, name and principal business of the corporation or other organization in which such occupation or employment is carried on, and in regard to other affiliations, and to beneficial ownership of securities at September 30, 1998, has been furnished to the Company by the respective nominees and Directors continuing in office. The Board recommends that Messrs. Beumer, Jaudes and Stupp be reelected for new three year terms.

NOMINEES FOR NEW TERM (TO EXPIRE AT ANNUAL MEETING, 2002):

RICHARD E. BEUMER, 60, has been Chairman of the Board and Chief Executive Officer of Sverdrup Corporation since January 1, 1996. Sverdrup Corporation provides complete capabilities for the development, design, construction and operation of capital facilities and technical systems. From July 1, 1994 to December 31, 1995, he was President and Chief Executive Officer of Sverdrup Corporation. Prior to that he served as President of Sverdrup Corporation from January 1, 1993 to June 30, 1994. He is a Director of Mercantile Bancorporation Inc.

                                        Year first elected a Director: 1996

ROBERT C. JAUDES, 64, has been Chairman of the Board and Chief Executive Officer of the Company since December 1, 1997. Effective January 1, 1999 he will relinquish the office of Chief Executive Officer, but retain his position as Chairman of the Board until after the meeting on January 28, 1999. From January 27, 1994 to December 1, 1997 he served as Chairman of the Board, President and Chief Executive Officer. He served as President and Chief Executive Officer of Laclede Gas Company from August 1, 1991 to January 26, 1994. Mr. Jaudes has been with Laclede Gas Company since 1955.

                                        Year first elected a Director: 1983<Fa>

ROBERT P. STUPP, 68, is, and since December 31, 1990, has been, the President of Stupp Bros., Inc., established on December 31, 1990, which has four operating divisions: Stupp Bros. Bridge & Iron Co. of St. Louis, Missouri, fabricator of iron and steel; Stupp Corporation of Baton Rouge, Louisiana, a steel pipe manufacturer; Stupp Metals of St. Louis, Missouri, a steel service center; and Fulton Iron Works International of St. Louis, Missouri, engineers and manufacturers of machinery. Mr. Stupp currently serves in senior executive positions in these operating divisions. He has served as a senior executive officer of one or more of those entities since 1960. He is a Director of Stupp Bros., Inc.

                                            Year first elected a Director: 1990

        YOUR BOARD OF DIRECTORS RECOMMENDS THAT THE FOREGOING NOMINEES
       EACH BE ELECTED FOR A THREE-YEAR TERM EXPIRING IN 2002 AND UNTIL
         THE RESPECTIVE SUCCESSOR SHALL BE DULY ELECTED AND QUALIFIED.

TERM EXPIRING AT ANNUAL MEETING, 2000:

ANDREW B. CRAIG, III, 67, retired on April 30, 1998 as Chairman of the Board of NationsBank Corporation. He had served in that position since January 1, 1997. Previously, he had been Chairman of the Board, Chief Executive Officer and President of Boatmen's Bancshares, Inc.; Chairman from 1989 to 1997, Chief Executive Officer from 1988 to 1997 and President from 1985 to 1994. In addition, he is a Director of Grupo Modelo S.A. de C.V.

                                            Year first elected a Director: 1994

C. RAY HOLMAN, 56, is Chairman of the Board and Chief Executive Officer of Mallinckrodt Inc., a global medical products company. He has been Chairman since October 1994, Chief Executive Officer since December 1992, and was President from December 1992 to December 1995. In addition to being a Director of Mallinckrodt Inc., Mr. Holman is a Director of BankAmerica Corp.

                                            Year first elected a Director: 1994

WILLIAM E. NASSER, 59, is Chairman of the Board, President and Chief Executive Officer of Energy BioSystems Corporation, a biotechnology company focusing on biotechnology for the refining and oil production industries. He retired as Chairman of the Board, Chief Executive Officer and President of Petrolite Corporation in November 1995. He had served in that capacity since February 1992. He is a Director of Energy BioSystems Corporation.

                                            Year first elected a Director: 1994
[FN]
-------
<Fa> "Control Person"--defined as one who, other than solely as a Director of
     Laclede Gas Company, possesses the power to direct the management and policies of Laclede Gas Company.

TERM EXPIRING AT ANNUAL MEETING, 2001:

DR. HENRY GIVENS, JR., 65, has been President of Harris-Stowe State College for the last 19 years. He is a Director of Mercantile Bancorporation Inc.

                                            Year first elected a Director: 1992

MARY ANN KREY, 51, has been Chairman and Chief Executive Officer of Krey Distributing Co., an Anheuser-Busch wholesaler, since December 1986. She is a Director of Commerce Bancshares, Inc., CPI Corporation and Masco Corp.

                                            Year first elected a Director: 1992

H. EDWIN TRUSHEIM, 71, retired on January 26, 1995 as Chairman of the Board of General American Life Insurance Company, a mutually owned company serving both individuals and groups with life and health insurance as well as pension plans and pension administrative services. Previously, he was Chairman of the Board from May 15, 1992 until January 26, 1995. He is a Director of Angelica Corporation, Venture Stores, Inc., RehabCare Corporation, and Reinsurance Group of America.

                                            Year first elected a Director: 1986

DOUGLAS H. YAEGER, 49, has been President and Chief Operating Officer of the Company since December 1, 1997. Effective January 1, 1999, he will also be Chief Executive Officer of the Company. He served as Executive Vice President-Operations and Marketing of the Company from September 1, 1995 through November 30, 1997 and Senior Vice President-Operations, Gas Supply and Technical Services from January 27, 1994 to August 31, 1995.

                                        Year first elected a Director: 1997<Fa>

    The standing committees of the Board of Directors for the fiscal year ended September 30, 1998, included the Audit Committee, the Compensation Committee and the Nominating Committee.

    The Audit Committee, comprised of five members, now consisting of: Messrs. Beumer, Craig, Givens, Holman and Trusheim, Chairman, met four times during the 1998 fiscal year. It is the duty of the Committee to recommend to the Board independent auditors to perform audit and non-audit services, review the scope and results of such services, review with management and the independent auditors any recommendations of the auditors regarding changes and improvements in the Company's accounting procedures and controls and management's response thereto, and report to the Board after each Audit Committee meeting.

    The Compensation Committee, comprised of four members, now consisting of:
Ms. Krey and Messrs. Nasser, Stupp and Trusheim, Chairman, met four times during the 1998 fiscal year. It is the duty of the Committee to review and recommend to the Board the salaries and all other forms of compensation of the Company's Officers.

    The Nominating Committee, comprised of five members, now consisting of: Ms. Krey and Messrs. Nasser, Stupp, Trusheim and Jaudes, Chairman, met twice during the 1998 fiscal year. It is the duty of the Nominating Committee to recommend new Director nominees to the Board of Directors. Stockholders may recommend Director nominees to the Committee in writing in accordance with the notice provisions set forth in the Company's By-laws (as hereinbefore summarized), giving pertinent background and other information as required by the Company's By-laws, and such person will be given the same consideration as any other person reviewed as a possible nominee.

    During the 1998 fiscal year, there were 14 meetings of the Board of Directors. All Directors attended 75% or more of the aggregate number of meetings of the Board and applicable committee meetings.

[FN]
-------
<Fa> "Control Person"--defined as one who, other than solely as a Director of
     Laclede Gas Company, possesses the power to direct the management and policies of Laclede Gas Company.

                 BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

    The following table sets forth as of September 30, 1998 the beneficial ownership of the Company's Common Stock by (i) Stupp Bros., Inc., 120 South Central Ave., Ste. 1650, St. Louis, MO 63105, the only person or entity who as of September 30, 1998, is known to be the beneficial owner of 5% or more of the Company's Common Stock, (ii) each of the Directors, (iii) each of the Company's current Executive Officers listed in the Summary Compensation Table, and (iv) all Directors and Executive Officers as a group.


                                         AMOUNT AND NATURE OF OWNERSHIP
                                                          SOLE VOTING     SHARED VOTING
                                                             AND/OR           AND/OR
                          NAME OF                          INVESTMENT       INVESTMENT                    PERCENT
                     BENEFICIAL OWNER                        POWER            POWER          TOTAL        OF CLASS
                     ----------------                     -----------     -------------      -----        --------
      R. E. Beumer...................................         1,500<F1>         700            2,200        <F*>
      A. B. Craig, III...............................         2,600<F1>         -0-            2,600        <F*>
      H. Givens, Jr..................................         2,000<F1>         -0-            2,000        <F*>
      C. R. Holman...................................         2,600<F1>         -0-            2,600        <F*>
      R. C. Jaudes...................................         6,978           4,000           10,978        <F*>
      M. A. Krey.....................................         3,000<F1>         -0-            3,000        <F*>
      G. T. McNeive, Jr..............................         3,013             -0-            3,013        <F*>
      W. E. Nasser...................................         2,600<F1>         -0-            2,600        <F*>
      K. J. Neises...................................           235             -0-              235        <F*>
      R. M. Lee......................................           -0-             -0-              -0-        <F*>
      R. P. Stupp....................................         5,032<F1><F2>     -0-            5,032        <F*>
      H. E. Trusheim.................................         3,074             -0-            3,074        <F*>
      D. H. Yaeger...................................         2,636             -0-            2,636        <F*>
      Stupp Bros., Inc...............................     1,155,000<F3>         -0-        1,155,000        6.55%
      All Directors and Executive Officers as a Group
        (21).........................................                                         53,034<F4>    <F*>

-------
<F1> Includes restricted, nonvested shares granted under the Restricted Stock
     Plan for Non-Employee Directors, as described in more detail on page 13.

<F2> Does not include the shares owned by Stupp Bros., Inc., which are set forth separately in the table and of which shares Mr. Stupp is a beneficial owner with shared voting and investment power.

<F3> Mr. Stupp is a Director and Executive Officer of Stupp Bros., Inc. and has
     a one-third interest in a voting trust which controls 100% of the stock of Stupp Bros., Inc.

<F4> This amount does not include the shares owned by Stupp Bros., Inc.

<F*>Less than one percent.

               COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

    Set forth below is certain information as to amounts paid, earned or awarded by the Company for the fiscal year ended September 30, 1998, and for the immediately preceding two fiscal years for services in all capacities by the Chief Executive Officer and the four other most highly compensated Executive Officers.

                                   SUMMARY COMPENSATION TABLE
                                                        ANNUAL COMPENSATION
                                                    ---------------------------
             NAME AND                                           OTHER ANNUAL          ALL OTHER
      PRINCIPAL POSITION<F1>          YEAR          SALARY     COMPENSATION<F2>     COMPENSATION<F3>
      ----------------------          ----          ------     ----------------     ----------------
R. C. Jaudes                          1998         $530,833       $151,965              $30,339
Chairman of the                       1997         $506,667       $140,463              $21,877
Board and CEO                         1996         $486,667       $129,640              $20,380

D. H. Yaeger                          1998         $280,000       $ 54,240              $ 6,406
President and Chief                   1997         $225,000       $ 25,025              $ 5,320
Operating Officer                     1996         $213,333       $ 17,168              $ 5,099

K. J. Neises                          1998         $188,000       $ 20,460              $10,074
Senior Vice President--Energy         1997         $177,167       $  9,425              $ 8,605
and Administrative Services           1996         $169,000       $  6,300              $ 6,970

G. T. McNeive, Jr.                    1998         $180,333       $ 22,110              $ 6,763
Senior Vice President--Finance        1997         $161,667       $ 15,925              $ 5,446
and General Counsel                   1996         $146,000       $  9,450              $ 4,171

R. M. Lee                             1998         $157,500       $  6,600              $ 8,455
Senior Vice President--               1997         $157,500       $  6,500              $ 7,725
Administrative Services               1996         $155,000       $  6,300              $ 5,976

-------
<F1> During the Company's last fiscal year, the following named Executive
     Officers have been promoted and assigned increases in their responsibilities: on December 1, 1997, Mr. Yaeger was promoted from Executive Vice President--Operations and Marketing to President and Chief Operating Officer; and on March 1, 1998, Mr. McNeive was promoted from Senior Vice President--Finance and Chief Financial Officer to Senior Vice President--Finance and General Counsel, and Mr. Neises was promoted from Senior Vice President--Gas Supply and Regulatory Affairs to Senior Vice President--Energy and Administrative Services. Effective January 1, 1999, Mr. Yaeger will be the Company's Chief Executive Officer as Mr. Jaudes relinquishes such office as of that date.

<F2> The amounts in this column reflect Dividend Equivalents paid under the
     Incentive Compensation Plan to the named Executive Officer during the three most recent fiscal years together, in the case of Messrs. Jaudes and Yaeger, with Board of Directors and Board committee fees for those three years. For a more detailed discussion of the Incentive Compensation Plan, see the Long-Term Incentive Plan Table and discussion thereof on page 8.

<F3> For 1998 this column includes (a) above-market interest on deferrals under the Company's Deferred Income Plan described on page 10 (Mr. Jaudes, $10,148; Mr. Yaeger, $-0-; Mr. Neises, $1,642; Mr. McNeive, $570 and Mr.
     Lee, $1,647); (b) above-market interest on deferrals under the Company's Deferred Income Plan II described on page 10 (Mr. Jaudes, $11,834; Mr. Yaeger, $363; Mr. Neises, $2,552; Mr. McNeive, $332 and Mr. Lee, $1,079);
     (c) Company matching contributions under the Company's Salary Deferral Savings Plan which was established under Section 401(k) of the Internal Revenue Code (Mr. Jaudes, $8,220; Mr. Yaeger, $5,906; Mr. Neises, $5,743; Mr. McNeive, $5,724 and Mr. Lee, $5,592); and (d) Company paid premiums for supplemental travel and accident insurance for accidental death or dismemberment with benefits of up to $250,000 (approximately $137 for each named Executive Officer).

                          INCENTIVE COMPENSATION PLAN

    The following table discloses certain information about the Company's Incentive Compensation Plan, which is considered a type of long-term incentive plan under the proxy disclosure rules of the Securities and Exchange Commission.

             LONG TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR
                                                                       PERIOD
                                                         NUMBER         UNTIL
       NAME                                             OF UNITS    MATURATION<F1>
       ----                                             --------    --------------
Robert C. Jaudes....................................      5,500        2 years

Douglas H. Yaeger...................................     11,500        5 years

Kenneth J. Neises...................................     10,000        4 years

Gerald T. McNeive, Jr...............................      5,000        4 years


-------
<F1> Prior to January 26, 1995, Dividend Equivalents (equal to the cash dividend paid on each share of the Company's Common Stock) were paid on each of the Share Units to the recipient until his death, and thereafter to a surviving spouse, if any, for life. Effective for awards of Share Units made on and after January 26, 1995, no post-retirement Dividend Equivalents and no post-retirement Deferred Compensation Amounts shall be paid to an awardee who retires before attaining the age of 65 (other than by reason of death or disability or following a hostile change of control) unless the awardee remains employed by the Company for at least the following respective periods (based on the awardee's age at the date of the award of the Share Units) subsequent to the date upon which the Share Units are awarded:

                                             NUMBER OF YEARS OF SERVICE
                        AGE AT                REQUIRED FOLLOWING THE
                     DATE OF AWARD               DATE OF SUCH AWARD
                     -------------           --------------------------
               61 and older..............                2
               55-60.....................                4
               54 and under..............                5


     The amount of Dividend Equivalents paid to any named Executive during the last fiscal year is disclosed in the "Other Annual Compensation" column in the Summary Compensation Table.

    Each year, the Company credits or debits an amount (Deferred Compensation Amount) to each Share Unit outstanding at the end of a fiscal year equal, subject to certain adjustments, to the per common share net increase or decrease in Consolidated Retained Earnings for that fiscal year. The aggregate of annual Deferred Compensation Amounts are payable in ten equal annual installments to the recipient or, if he is no longer living, his designated beneficiaries or estate beginning on the fifth month following the month in which the earlier of the following occurs: retirement, death, disability or the recipient's election to terminate employment with the Company following a hostile change in control (as defined in the Plan). No Deferred Compensation Amounts accrue on Share Units held by a recipient after the fiscal year in which his employment has terminated due to retirement, disability, death or the recipient's election to terminate following a hostile change in control. Furthermore, if a participant's employment with the Company ceases other than by reason of retirement, disability, death or termination of employment following a hostile change in control, then all Share Units are forfeited and all future rights to Deferred Compensation Amounts and Dividend Equivalents on account of such Share Units lapse. Similarly, if a participant retires before age 65 (other than by reason of death or disability or following a hostile change in control) without providing the required additional years of service as discussed in footnote 1 to the table above, then no post-retirement benefits will be payable to such participant for such Share Units. During the fiscal year ended September 30, 1998, $.26 was credited as a Deferred Compensation Amount on account of each Share Unit. Interest accrues on the Deferred Compensation Amounts on Share Units (for which the required additional years of service have been provided) only after the date of retirement, disability, death or election of recipient to terminate employment following a hostile change in control.

                                 PENSION PLAN

    The table below shows estimated annual benefits payable at a normal retirement date under the Employees' Retirement Plan of Laclede Gas Company--Management Employees and the Laclede Gas Company Supplemental Retirement Benefit Plan.

                                             PENSION PLAN TABLE
                                ESTIMATED ANNUAL BENEFITS UPON RETIREMENT

               AVERAGE                                        YEARS OF SERVICE
                FINAL            --------------------------------------------------------------------------
          COMPENSATION<F1>          15         20         25         30         35         40         45
          ----------------          --         --         --         --         --         --         --
      $150,000.................  $ 44,230   $ 58,974   $ 73,717   $ 88,461   $103,204   $117,948   $133,698
       200,000.................    59,980     79,974     99,967    119,961    139,954    159,948    180,948
       250,000.................    75,730    100,974    126,217    151,461    176,704    201,948    228,198
       300,000.................    91,480    121,974    152,467    182,961    213,454    243,948    275,448
       350,000.................   107,230    142,974    178,717    214,461    250,204    285,948    322,698
       400,000.................   122,980    163,974    204,967    245,961    286,954    327,948    369,948
       450,000.................   138,730    184,974    231,217    277,461    323,704    369,948    417,198
       500,000.................   154,480    205,974    257,467    308,961    360,454    411,948    464,448
       550,000.................   170,230    226,974    283,717    340,461    397,204    453,948    511,698
       600,000.................   185,980    247,974    309,967    371,961    433,954    495,948    558,948

-------
<F1> "Average Final Compensation" is the higher of: (a) the annual average of the highest 36 consecutive calendar months' compensation for the participant's last 120 months of service; or (b) the annual average of the highest three consecutive calendar years' compensation for the participant's last ten calendar Years of Service. Compensation used for pension formula purposes is the type of compensation included as "Salary" in the Summary Compensation Table.

    Benefits shown in the table (the calculation of which, in some cases, takes into account the portion of Average Final Compensation in excess of Social Security covered compensation, and, in other cases, is calculated after the deduction of Social Security offset amounts) assume retirement at age 65, the Years of Service shown, continued existence of the current plans without substantial change and payment in the form of a single life annuity. Years of Service as of September 30, 1998 for the persons named in the Summary Compensation Table are as follows: R. C. Jaudes, 43 years; D. H. Yaeger,
7 years; K. J. Neises, 14 years; G. T. McNeive, Jr., 12 years; and R. M. Lee, 20 years.

                                  OTHER PLANS

    An Executive Salary Protection Program for Executive Officers provides that if a participating Executive Officer dies while an active employee of the Company, his or her beneficiaries will receive his or her annual salary for one year, and one-half of his or her annual salary for the next nine years or until the Executive Officer would have been 65 years old, whichever period is longer. When an Executive Officer dies after retiring from the Company, his or her beneficiaries will receive an amount equal to twice his or her annual salary if he or she dies prior to age 70, or one times his or her annual salary if he or she dies after age 70.

    The Company, as of January 25, 1990, adopted a Management Continuity Protection Plan pursuant to which the Company has entered into Management Continuity Protection Agreements (the "Agreements") with all of its Officers. The Agreements provide that if the Officer's employment terminates for any reason (other than death, disability or for actions involving moral turpitude) within 54 months, in the case of Messrs. Jaudes and Yaeger, or 42 months, in the case of all other Officers, after a change in control of the Company, the Officer will receive a non-discounted lump sum payment. The lump sum payment will be in an amount equal to the Officer's average annual compensation for the five-year period preceding termination multiplied by 2.99, in the case of Messrs. Jaudes and Yaeger, or 2.00 for all other Officers. If the Officer remains employed by the

Company for more than six months after a change in control, the above benefit shall be reduced, in the case of Messrs. Jaudes and Yaeger, by one forty-eighth, or, in the case of all other Officers, by one thirty-sixth for each month beyond such six-month period. In no event, however, will the benefit be greater than the product of the Officer's average monthly compensation for the five-year period preceding termination and the number of months remaining from such termination until the date the Officer will reach the age of 65. The Agreements expire upon the earlier of (a) the effective date of the Officer's termination, if prior to a change in control; or (b) 54 months, in the case of Messrs. Jaudes and Yaeger, or 42 months, in the case of all other Officers, after a change in control. Under the Agreements, a "change in control" occurs when any person becomes a beneficial owner, directly or indirectly, of the Company's securities representing (a) more than 50 percent of the voting power of the Company's outstanding securities or (b) at least 30 percent but no more than 50 percent of such securities and a majority of the outside members of the Company's Board of Directors decides that a change in control has occurred.

    Previously, the Company established a Deferred Income Plan for: (i) non-employee Directors, and (ii) employee Directors, Officers and certain other employees who are deemed by the Compensation Committee of the Board of Directors to be key executives who contribute materially to the prosperity of the Company. The plan permitted deferral through April 30, 1990 for each of four consecutive years of up to 100% of fees and retainers for non-employee Directors and up to 15% of salary (excluding incentive compensation) for other participants. Such deferrals, along with applicable income growth factors (at rates not to exceed the greater of (i) twelve percent per annum, and (ii) the annual corporate bond rates specified in Moody's Investors Service plus four percent per annum), form the basis for certain benefits payable to the participant upon retirement; death or permanent and total disability before retirement; or termination of a participant's status as a Director or employee before age 55. The amount of such benefit depends on the type of triggering event, the amount deferred by a participant, the ages at which deferrals are made and the participant's age at the time of the triggering event. In the event a participant, following a change in control of the Company, terminates his or her status as a Director or employee for good reason, or is terminated by the Company without cause, such participant is entitled to receive a lump sum benefit in the amount equal to the greater of: (i) the present value of the account balance under the Deferred Income Plan to which the participant would be entitled if he or she had continued to make deferrals during the remainder of the annual deferral period and if he or she had terminated his or her status as a Director or employee after reaching normal retirement age (for this purpose, age 70 for all Directors, and age 65 for all other participants); or
(ii) the amount of the participant's account balance. At the Board of Directors' meeting on September 23, 1993, the Board approved a separate Deferred Income Plan II. Deferred Income Plan II provides that the Board of Directors may from time to time determine to open up the Deferred Income Plan II to allow deferrals during one or more succeeding annual periods and to allow new participants in that Deferred Income Plan. Participants were allowed to make deferrals during the 1998 calendar year and will also be allowed to make deferrals during the 1999 calendar year. During each deferral period a non-employee Director participant may defer up to 100% of fees and retainers and an employee participant may defer up to 15% of his or her annual salary (excluding incentive compensation). In addition, under Deferred Income Plan II the minimum applicable income growth factor for deferrals on and after October 1, 1993 shall not exceed the greater of: (i) nine percent per annum; and (ii) the annual corporate bond rates specified in Moody's Investors Service plus three percent per annum. The remainder of the terms of the Deferred Income Plan II are similar to those of the original Deferred Income Plan discussed above.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING COMPENSATION COMMITTEE REPORT REGARDING EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH ON PAGE 12 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

        COMPENSATION COMMITTEE REPORT REGARDING EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors, composed of four independent non-employee Directors, administers the Company's executive compensation program. None of such members is or has been an Officer or employee of the Company or any of its subsidiaries. After review and approval by the Committee, all material issues relating to executive compensation are submitted to the Board for consideration and approval.

    The philosophy of the Committee as it relates to executive compensation is that the Chief Executive Officer (CEO) and other Executive Officers should be compensated at levels designed to attract, motivate, and retain talented Executives who are capable of leading the Company in achieving its business objectives in an industry facing increasing complexity, competition, and change; to encourage and reward excellent performance; and to encourage individual growth as a part of the Company's management development program. Annual compensation for the Company's senior management consists of salary, and for certain key Executives, a long-term Incentive Compensation Plan.

    Salary levels of Company Executives are reviewed and may be adjusted annually. Salaries are also increased to recognize promotions and assignment of increased responsibilities to the Company. In determining appropriate salaries, the Committee considers: (1) the CEO's recommendations as to compensation for all other Executive Officers; (2) the scope of responsibility, experience, time in position, and individual performance for all Officers including the CEO; (3) internal fairness and equity among positions held by each Executive Officer;
(4) special factors such as each individual's willingness and ability to accept special assignments and responsibilities; (5) general cognizance of pay practices of major companies within the St. Louis region as well as within the utility industry generally relating to Executives of comparable responsibility; and (6) corporate performance. Evaluation of corporate performance takes into account the significant effects which weather variations as well as other unusual events may have on the Company's earnings per share and other financial and operating results as compared to corporate budgeted levels. The Committee's analysis is a subjective process which utilizes no specific weighting or formula of the aforementioned factors in determining Executives' base salaries.

    Awards under the Company's long-term Incentive Compensation Plan may be granted by Committee recommendation and Board approval to the CEO and/or certain other key Executives who have, in the judgment of the Committee, demonstrated great ability and who the Company seeks to retain in positions which can affect the long-term success of the Company, including both the establishment and execution of the Company's business strategies. Under this Plan, upon the recommendation of the Compensation Committee, the Board of Directors, exclusive of any employee Director who is eligible to participate in the Plan, may award Share Units to these key Executives. The Executives are paid quarterly dividend equivalents on these Share Units at the same rate that dividends are paid to stockholders. Share Units also have a deferred compensation component based on changes in the Company's retained earnings over the course of a year. Such deferred compensation is payable upon the Executive's retirement. Current compensation under this Plan is limited to 25% of the Executive's current annual salary. Awards granted under this Plan are intended to encourage the continued employment of these talented Executives. Toward that end, this Plan requires that an Executive provide a certain number of additional years of service after the date of an award of Share Units in order for post-retirement dividend equivalents and deferred compensation amounts associated with that award to be paid. This Plan provides compensation which is directly linked with earnings per share achievement, a critical factor in creating increased shareholder value. Determination of the number of Share Units to award to a key Executive is a subjective process which considers an individual's current salary level, the number of Share Units previously awarded, as well as expectations for the Executive's performance relative to maintaining the long-term financial and operational integrity of the Company.

    The compensation of Executive Officers was considered and adjusted in January 1998. Also, the Board of Directors, in recognition of the prior performance and the high level of responsibility of several of the Company's Senior Officers, awarded new Share Units to them, as set forth in greater detail elsewhere in this proxy statement. Such Share Unit awards are intended, among other things, to relate a portion of Executive compensation more directly with the long-term interests of shareholders.

    In determining the total compensation package of the CEO for 1998, the Compensation Committee considered all of the matters discussed above. The Committee also considered the attainment of corporate-wide budgeted goals, giving recognition to factors such as weather, interest rates and regulatory policies which can significantly impact operating results of gas utilities but are generally outside the control of management. Further, the Committee considered subjective factors related to individual performance and responsibility for the long-term strategic direction of the Company. Noted was the CEO's leadership in: (1) the successful implementation and execution of the Company's Gas Supply Incentive Plan; (2) the successful implementation of programs to protect Laclede and its customers against unusually large gas price increases; (3) the continual formulation, adaptation, and implementation of various policies in response to regulatory suggestions relating to further restructuring of the utility industry; (4) the timely negotiation of a competitive labor contract and continued efforts to foster a mutually beneficial labor relationship; and (5) the continued development of emerging markets for natural gas, including large-tonnage air-conditioning, gas dessicant cooling and dehumidification systems, and compressed natural gas for vehicular fleet use. In January 1998, the Board of Directors, after considering the various factors and accomplishments described above, granted the CEO an increase in base salary and also awarded him 5,500 additional Share Units under the Incentive Compensation Plan.

                                          Compensation Committee

                                          H. Edwin Trusheim, Chairman
                                          Mary Ann Krey
                                          William E. Nasser
                                          Robert P. Stupp

                          PERFORMANCE GRAPH

    The following Performance Graph compares the performance of the Company's Common Stock to the Standard & Poor's 500 Stock Index and to the Standard & Poor's Utilities Index for the Company's last five fiscal years. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at September 30, 1993 and that all dividends were reinvested. The information contained in this graph is not necessarily indicative of future Company performance.

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                LACLEDE GAS COMPANY, S&P 500, AND S&P UTILITIES

                                    [GRAPH]

----------------------------------------------------------------------------------------------------------------
                       1993             1994             1995             1996             1997             1998
----------------------------------------------------------------------------------------------------------------
   Laclede          $100.00          $ 89.71          $ 93.24          $115.81          $122.82          $122.99
----------------------------------------------------------------------------------------------------------------
   S&P 500          $100.00          $103.69          $134.53          $161.88          $227.36          $247.92
----------------------------------------------------------------------------------------------------------------
S&P Utilities       $100.00          $ 86.90          $110.87          $118.44          $135.46          $176.14
----------------------------------------------------------------------------------------------------------------

                           COMPENSATION OF DIRECTORS

    Directors who were not employees of the Company received a monthly retainer fee of $1,500 per month during fiscal year 1998. Also, all Directors received a fee of $1,000 for each Board meeting attended personally; and $500 for each Board meeting attended via telephone conference call. Directors received fees of $500 for each committee meeting attended personally; and $250 for each committee meeting attended via telephone conference call. Each Chairman of a Committee of the Board except for the Nominating Committee Chairman received an additional $1,000 annual fee. All non-employee Directors are permitted to elect to defer all or any part of their compensation under arrangements which apply equally to all such non-employee Directors.

    The Company has also established a retirement plan for each of its non-employee Directors who serves at least five years as a Director or who dies while serving as a Director. Pursuant to this plan, the eligible Director (the "Participant"), or the Participant's designated beneficiary, would, following the discontinuance of the Participant's service as a Director (or following the Participant's attaining 65 years of age, if the Participant is not at least 65 years old at the time of such discontinuance of service), receive an annual retirement payment amount equal to a percentage (the "Applicable Percentage") of the annual Board retainer fee at the time of such Participant's discontinuance of service. The Applicable Percentage shall be 10% for each of the first ten years of service of such Participant as a Director. The annual payments to the retired Participant shall continue until such Participant's death, but if such Participant shall die before receiving at least ten annual payments, then such Participant's designated beneficiary shall, during such beneficiary's lifetime, receive the remainder of the first ten annual payments which the deceased Participant would have received.

    In 1990, the Company established the Restricted Stock Plan for Non-Employee Directors, the term of which was extended to January 26, 2000. Under this Plan, a grant of 800 restricted shares will be made on the date a person first begins serving as a non-employee Director. Each non-employee Director will receive an additional grant of 200 nonvested and/or vested shares on the date of each subsequent Annual Meeting of Stockholders for services rendered by such non-employee Director during the preceding year. Although a non-employee Director is entitled to vote and may receive the dividends on the restricted shares, the restricted shares are forfeitable until vested pursuant to a schedule based upon the non-employee Director's years of participation in, and, in some cases, age at time of entering, the Restricted Stock Plan. Under a Trust Agreement between the Company and UMB Bank, National Association, as Trustee, shares granted pursuant to the Restricted Stock Plan are purchased on the open market by the Trustee, and held in trust until vested in the non-employee Director. In January 1998, Ms. Krey and Messrs. Beumer, Craig, Givens, Holman and Nasser each received a grant of 200 nonvested shares; and Mr. Stupp received a grant of 100 vested and 100 nonvested shares; and Mr. Trusheim received a grant of 200 vested shares.

PROPOSAL 2. APPOINTMENT OF AUDITORS

    The Board of Directors, upon recommendation of its Audit Committee, recommends that the stockholders ratify the appointment of Deloitte & Touche LLP Certified Public Accountants, to audit the accounts of the Company and its subsidiaries for the fiscal year ending September 30, 1999. The vote of a majority of the outstanding shares entitled to vote and represented in person or by proxy will be necessary to effect the ratification described above. Thus, in this context, the effect of an abstention will be the same as a negative vote. Deloitte & Touche LLP is the successor to the firm that has acted as auditors of the Company since 1953. It is expected that a representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

    During fiscal year 1998, Deloitte & Touche LLP performed audit services primarily related to the limited review of quarterly reports and the examination of annual consolidated financial statements submitted to stockholders and the Securities and Exchange Commission and the audit of the various employee benefit plans of the Company.

       YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF
                                                 ---
       THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

                                 OTHER MATTERS

    The Board of Directors does not know of any matters to be presented at the meeting other than those stated in this proxy statement. However, if other matters related to the purpose of the meeting properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote said proxies on such other matters in accordance with their judgment.

                            SOLICITATION OF PROXIES

    Proxies will be solicited by mail. They may also be solicited by Officers and regular employees of the Company, personally or by telephone or telegraph, but such persons will not be specially compensated for such services. The firm of Morrow & Co., Inc. has been retained to assist with the solicitation of proxies at a cost of approximately $5,000. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons, and will be reimbursed for expenses incurred therein. The entire cost of solicitation will be borne by the Company.

                                             LACLEDE GAS COMPANY

                                             By MARY CAOLA KULLMAN, Secretary

St. Louis, Missouri
December 18, 1998

                         LACLEDE GAS COMPANY
                          720 OLIVE STREET
                     ST. LOUIS, MISSOURI 63101



Dear Stockholder,

      You are cordially invited to join us at the Annual Meeting of Stockholders of Laclede Gas Company, which will be held at the Marriott Pavilion Hotel, One Broadway, St. Louis, Missouri, at 10:00 a.m., Central Standard Time, on Thursday, January 28, 1999. The purposes of this meeting are set forth in the accompanying Notice of Annual Meeting and Proxy Statement.

      We urge you to read these proxy materials and the Annual Report, and to participate in the meeting either in person or by proxy.

      Whether or not you plan to attend the meeting in person, please sign and return promptly the attached proxy card in the envelope provided to assure that your shares will be represented.


                              Sincerely,

                              /s/ Robert C. Jaudes

                              Robert C. Jaudes
                              Chairman of the Board and Chief Executive
                                Officer



                              /s/ Douglas H. Yaeger

                              Douglas H. Yaeger
                              President and Chief Operating Officer


-------------------------------------------------------------------------------

[LOGO]                      LACLEDE GAS COMPANY
                 720 OLIVE STREET, ST. LOUIS, MISSOURI 63101
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Mary C. Kullman, Robert C. Jaudes,
Gerald T. McNeive, Jr. and each of them, with or without any of the others, attorneys and proxies, with full power of substitution, to vote all of the shares of common stock in Laclede Gas Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said corporation to be held at Marriott's Pavilion Hotel on Thursday, January 28, 1999, at 10:00 a.m.
local time, and at any adjournment thereof: (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's proxy statement, receipt of which is hereby acknowledged; and (2) in their discretion upon such other matters as may properly come before the Annual Meeting of Stockholders.

      A VOTE FOR THE FOLLOWING PROPOSALS IS RECOMMENDED BY THE BOARD.
             ---

1. ELECTION OF DIRECTORS: Richard E. Beumer, Robert C. Jaudes and
                          Robert P. Stupp.

   / / FOR all nominees listed.  / / FOR all nominees listed except __________
                                                                    __________
        / / WITHHOLD AUTHORITY to vote for all nominees listed.

2. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP as independent auditors.

                / / FOR    / / AGAINST   / / ABSTAIN

-------------------------------------------------------------------------------

      This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, the proxy will be voted FOR Proposals 1 and 2.


                                       Dated _______________________, 19_____

                                       ______________________________________

                                       ______________________________________

                                       IMPORTANT: Please date this proxy
                                       and sign exactly as your name(s)
                                       appears thereon. If stock is held
                                       jointly, signature should include
                                       both names. Executors, administrators,
                                       trustees, guardians, and others
                                       signing in a representative capacity
                                       should so indicate.

                                    PROXY MUST BE RETURNED BY JANUARY 28, 1999.

                                  APPENDIX

    The information in the Performance Graph on page 12 of the definitive proxy statement of Laclede Gas Company is depicted in the table that immediately follows the graph.